Marathon Oil Reports Third Quarter 2024 Results

HOUSTON, Nov. 6, 2024 - Marathon Oil Corporation (NYSE: MRO) reported third quarter 2024 net income of $287 million or $0.51 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $360 million or $0.64 per diluted share. Net operating cash flow was $1,209 million or $1,042 million before changes in working capital (adjusted CFO).

HIGHLIGHTS
•Third quarter free cash flow of $659 million and adjusted FCF of $589 million before changes in working capital and including Equatorial Guinea (E.G.) distributions and other financing
•Sequential increase in third quarter production to 207,000 net bopd and 421,000 net boed; third quarter oil production outperformed guidance of approximately 200,000 net bopd on strong new well productivity and continued drilling and completion efficiency gains
•Raised full-year 2024 production guidance to 192,000 net bopd and 393,000 net boed from prior guidance midpoints of 190,000 net bopd and 390,000 net boed, respectively; no change to original capital spending guidance range
•Total return of capital to shareholders during third quarter of $61 million through the base dividend
•Third quarter sequential gross debt reduction of $545 million with $57 million increase to cash and cash equivalents

3Q24 Financial Overview
CASH FLOW: Net cash provided by operations was $1,209 million during third quarter or $1,042 million before changes in working capital. Third quarter capital expenditures totaled $458 million.

RETURN OF CAPITAL: Third quarter return of capital consisted of the $61 million base dividend. Marathon Oil discontinued its share repurchase program upon announcement of its pending merger with ConocoPhillips, and under the Merger Agreement, Marathon Oil may not increase the quarterly dividend in excess of the current $0.11 per share.

BALANCE SHEET: Marathon Oil reported a sequential gross debt reduction of $545 million during third quarter. Cash and cash equivalents increased by $57 million from the second quarter to a quarter-end total of $134 million.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for third quarter totaled $73 million. This includes a $75 million deferred tax valuation allowance recorded for foreign tax credits which expire in 2025 that are likely to remain unused.

3Q24 Operational Overview
UNITED STATES (U.S.): U.S. production averaged 379,000 net boed during third quarter 2024. Third quarter oil production averaged 198,000 net bopd, a significant increase from the second quarter average of 183,000 net bopd, due to strong new well performance, ongoing drilling and completion efficiency gains, and the timing of the Company’s capital program. Excluding joint venture wells, the Company brought a total of 72 gross Company-operated wells to sales during third quarter. Third quarter U.S. unit production cost averaged $5.97 per boe.

Asset	Production (bopd)	Production (boed)	Wells to Sales (Gross)
Eagle Ford	87,000	166,000	34
Bakken	72,000	116,000	27
Permian	31,000	56,000	9
Oklahoma	7,000	40,000	2

INTERNATIONAL: E.G. production averaged 42,000 net boed during third quarter, while total sales volumes averaged 37,000 net boed. The difference between production and sales was the result of a 31,000 net mcfd (5,000 net boed) Alba LNG underlift. Marathon Oil’s Alba LNG sales achieved a realized price of $10.76 per mcf during third quarter, as the Company continued realizing the uplift in value from the shift to global LNG pricing. Third quarter E.G. unit production cost averaged $4.16 per boe.

Total International segment income was $95 million during third quarter, including $39 million of income from equity method investees. The Company received total cash distributions of $29 million from equity method companies during third quarter, including dividends of $21 million and return of capital of $8 million.

2024 Guidance Overview
Due to strong new well productivity and continued drilling and completion efficiency gains, Marathon Oil raised full-year 2024 total oil production guidance to 192,000 net bopd and oil equivalent guidance to 393,000 net boed, while leaving the original full-year 2024 capital spending guidance range unchanged. Updated production guidance compares to prior oil and oil equivalent guidance midpoints of 190,000 net bopd and 390,000 net boed, respectively. The Company expects fourth quarter oil production to moderate to approximately 190,000 net bopd, consistent with the phasing of its capital program and the associated sequential reduction in wells to sales, similar to the prior two years. This reduction in capital spending is expected to contribute to a sequential increase in free cash flow generation during fourth quarter on a price-normalized basis.

Earnings Call
Due to the pending merger with ConocoPhillips, Marathon Oil will not host a conference call or webcast to discuss its third quarter 2024 results.

About Marathon Oil
Marathon Oil (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; Bakken, North Dakota; Permian in New Mexico and Texas, and STACK and SCOOP in Oklahoma, complemented by a world-class integrated gas business in Equatorial Guinea. The Company’s Framework for Success is founded in a strong balance sheet, ESG excellence, and the competitive advantages of a high-quality multi-basin portfolio. On May 28, 2024, Marathon Oil entered a merger agreement with ConocoPhillips. The transaction is expected to close late in the fourth quarter of 2024. For more information, please visit www.marathonoil.com.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow and reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities, net of capital expenditures and change in capital accrual. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, net of capital expenditures and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as capital expenditures divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the proposed business combination transaction between ConocoPhillips (“ConocoPhillips”) and the Company, the Company’s future capital budgets and allocations, future performance (both absolute and relative), expected free cash flow, reinvestment rates, returns to investors (including dividends and share repurchases), balance sheet enhancement (including interest savings), capital efficiency, well productivity, receipt of E.G. dividends and the timing thereof, unit production costs, business strategy, capital expenditure guidance, production guidance and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: the risks and uncertainties associated with the proposed transaction between ConocoPhillips and the Company, conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; administrative impediments or unexpected events that may impact dividends or other distributions, and the timing thereof, from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic, acts of war or terrorist acts and the government or military response thereto; the impacts of supply chain disruptions that began during the COVID-19 pandemic and the resulting inflationary environment; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including those addressing the impact of global climate change, air emissions or water management; our ability to achieve, reach or otherwise meet initiatives, plans, or ambitions with respect to ESG matters; our ability to pay dividends and make share repurchases; our ability to progress the E.G. Gas Mega Hub and to achieve first gas at our Alba infill wells on schedule; impacts of the Inflation Reduction Act of 2022 and our assumptions relating thereto; the risk that assets we acquire do not perform consistent with our expectations, including with respect to future production or drilling inventory; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/.

The registration statement on Form S-4 (the "Registration Statement") and definitive proxy statement/prospectus that was filed with the SEC on July 29, 2024, and is available at https://www.sec.gov/Archives/edgar/data/1163165/000110465924083174/tm2416360-8_424b3.htm describes additional risks in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the Registration Statement and definitive proxy statement/prospectus are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Marathon Oil's and ConocoPhillips' respective periodic reports and other filings with the SEC, including the risk factors contained in Marathon Oil's and ConocoPhillips' most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements represent current expectations and are inherently uncertain and are made only as of the date hereof (or, if applicable, the dates indicated in such statement). Except as required by law, neither Marathon Oil nor ConocoPhillips undertakes or assumes any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise.

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
(In millions, except per share data)	2024	2024	2023
Revenues and other income:
Revenues from contracts with customers	$1,741	$1,666	$1,771
Net gain on commodity derivatives	9	1	1
Income from equity method investments	39	26	38
Net gain on disposal of assets	—	10	1
Other income	2	4	2
Total revenues and other income	1,791	1,707	1,813
Costs and expenses:
Production	223	216	192
Shipping, handling and other operating, including related party of $18, $12 and $0(a)	204	175	164
Exploration	9	14	20
Depreciation, depletion and amortization	627	577	583
Impairments	1	—	—
Taxes other than income	99	103	113
General and administrative	88	99	72
Total costs and expenses	1,251	1,184	1,144
Income from operations	540	523	669
Net interest and other	(77)	(80)	(94)
Other net periodic benefit credits	3	2	5
Income before income taxes	$466	$445	$580
Provision for income taxes	179	96	127
Net income	$287	$349	$453

Adjusted Net Income
Net income	$287	$349	$453
Adjustments for special items (pre-tax):
Net gain on disposal of assets	—	(10)	(1)
Impairments	1	—	—
Exploratory dry well costs, unproved property impairments and other	—	4	11
Unrealized (gain) loss on derivative instruments	(9)	(1)	6
Acquisition transaction costs	—	—	1
Merger related costs	6	10	—
Other	—	8	—
Benefit for income taxes related to special items(b)	—	(3)	(4)
Valuation allowance	75	—	—
Adjustments for special items	73	8	13
Adjusted net income(c)	$360	$357	$466
Per diluted share:
Net income	$0.51	$0.62	$0.75
Adjusted net income(c)	$0.64	$0.63	$0.77
Weighted average diluted shares	564	567	604
(a)The related party expense represents compensation to EG LNG for liquefaction, storage and product handling services, pursuant to the agreement that became effective on January 1, 2024.
(b)In both 2024 and 2023, we applied the estimated U.S. and state statutory rate of 22% to our special items.
(c)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
(Per share)	2024	2024	2023
Adjusted Net Income Per Diluted Share
Net income	$0.51	$0.62	$0.75
Adjustments for special items (pre-tax):
Net gain on disposal of assets	—	(0.02)	—
Exploratory dry well costs, unproved property impairments and other	—	0.01	0.01
Unrealized (gain) loss on derivative instruments	(0.02)	—	0.01
Merger related costs	0.01	0.02	—
Other	—	0.01	—
Benefit for income taxes related to special items	—	(0.01)	—
Valuation allowance	0.14	—	—
Adjustments for special items	0.13	0.01	0.02
Adjusted net income per share(a)	$0.64	$0.63	$0.77
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
(In millions)	2024	2024	2023
Segment income
United States	$362	$379	$505
International	95	79	62
Not allocated to segments	(170)	(109)	(114)
Net income	$287	$349	$453
Net operating cash flow before changes in working capital (Adjusted CFO)(a)
Net cash provided by operating activities	$1,209	$1,088	$1,066
Changes in working capital	(167)	(60)	78
Adjusted CFO(a)	$1,042	$1,028	$1,144
Free cash flow
Net cash provided by operating activities	$1,209	$1,088	$1,066
Capital expenditures	(458)	(665)	(449)
Change in capital accrual	(92)	19	(44)
Free cash flow	$659	$442	$573
Adjusted free cash flow(a)
Adjusted CFO(a)	$1,042	$1,028	$1,144
Adjustments:
Capital expenditures	(458)	(665)	(449)
EG return of capital and other(b)	5	1	23
Adjusted free cash flow(a)	$589	$364	$718
Reinvestment rate(a)	44%	65%	38%
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.
(b)Includes tax withholding for employee stock-based compensation of $1 million for the third quarter 2024.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
Net Production	2024	2024	2023
Oil Production (mbbld)
United States	198	183	189
International	9	8	9
Total net production	207	191	198
Equivalent Production (mboed)
United States	379	351	369
International	42	42	52
Total net production	421	393	421

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
	2024	2024	2023
United States - net sales volumes
Crude oil and condensate (mbbld)	198	183	189
Eagle Ford	87	81	80
Bakken	72	67	77
Permian	31	26	22
Oklahoma	7	7	9
Other United States(a)	1	2	1
Natural gas liquids (mbbld)	94	85	90
Eagle Ford	42	37	40
Bakken	26	23	27
Permian	13	11	10
Oklahoma	13	14	13
Natural gas (mmcfd)	522	500	539
Eagle Ford	224	211	229
Bakken	103	99	103
Permian	70	61	61
Oklahoma	122	128	143
Other United States(a)	3	1	3
Total United States (mboed)	379	351	369
International (E.G) - net sales volumes
Crude oil and condensate (mbbld)	9	5	11
Natural gas liquids (mbbld)	5	5	6
Total Natural gas (mmcfd)	138	191	217
Natural gas, sold as gas (mmcfd)(b)	66	82	217
Natural gas, sold as LNG (mmcfd)(c)	72	109	—
Total International (mboed)	37	42	53
Total Company - net sales volumes (mboed)	416	393	422
Net sales volumes of equity method investees
LNG (mtd)	—	—	1,670
Methanol (mtd)	674	954	1,208
Condensate and LPG (boed)	6,369	5,998	8,264
(a)Includes sales volumes from certain non-core proved properties in our United States segment.
(b)In 2023, the purchasers were primarily our equity method investees EG LNG and AMPCO, in addition to natural gas sold for local electricity generation. In 2024, the purchaser is primarily AMPCO, with continuing sales for local electricity generation. Marathon Oil includes its share of income from EG LNG and AMPCO in the International segment.
(c)Beginning January 1, 2024, Marathon Oil assumes responsibility for shrink and plant losses during liquefaction, which results in a reduction to reported net production and sales volumes for Alba gas sold as LNG. The Company is also subject to an LNG lifting schedule, which may result in an underlift or overlift position. On September 30, 2024, we had unsold LNG inventory equivalent to approximately 31 mmcfd.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
	2024	2024	2023
United States - average price realizations(a)
Crude oil and condensate ($ per bbl)	$73.92	$79.12	$80.90
Eagle Ford	73.73	78.69	79.70
Bakken	73.75	79.11	81.97
Permian	75.01	80.47	81.86
Oklahoma	73.59	79.45	80.48
Other United States	72.21	77.79	78.54
Natural gas liquids ($ per bbl)	$20.40	$21.18	$21.37
Eagle Ford	20.27	20.24	21.60
Bakken	18.54	21.24	19.24
Permian	22.24	21.16	21.97
Oklahoma	22.67	23.54	24.52
Other United States	17.76	22.48	18.94
Natural gas ($ per mcf)	$1.45	$1.42	$2.28
Eagle Ford	1.80	1.62	2.33
Bakken	1.11	1.22	2.10
Permian	0.02	0.31	2.18
Oklahoma	1.90	1.77	2.35
Other United States	2.45	2.23	3.03
International (E.G) - average price realizations
Crude oil and condensate ($ per bbl)	$61.68	$57.31	$64.30
Natural gas liquids ($ per bbl)(b)	$1.00	$1.00	$1.00
Average total natural gas ($ per mcf)	$5.75	$4.96	$0.24
Natural gas, sold as gas ($ per mcf)(c)	0.24	0.24	0.24
Natural gas, sold as LNG ($ per mcf)(d)	10.76	8.52	—
Benchmark
WTI crude oil (per bbl)	$75.27	$80.66	$82.22
Brent (Europe) crude oil (per bbl)(e)	$79.84	$84.65	$86.66
Mont Belvieu NGLs (per bbl)(f)	$21.37	$22.91	$23.13
Henry Hub natural gas (per mmbtu)(g)	$2.16	$1.89	$2.55
TTF (Europe) natural gas (per mmbtu)(h)	$11.51	$9.98	$10.80
JKM natural gas (per mmbtu)(i)	$13.17	$11.10	$12.57
(a)Excludes gains or losses on commodity derivative instruments.
(b)Represents fixed prices under a long-term contract with Alba Plant LLC, which is an equity method investee. Alba Plant LLC processes rich hydrocarbon gas from the Alba field, and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from Alba Plant LLC in the International segment.
(c)Represents fixed prices under long-term contracts. In 2023, the purchasers were primarily our equity method investees EG LNG and AMPCO, in addition to sales for local electricity generation. In 2024, the purchaser is primarily AMPCO, with continuing sales for local electricity generation. Marathon Oil includes its share of income from EG LNG and AMPCO in the International segment.
(d)Represents prices realized for sales of LNG to third party customers beginning in 2024, indexed to global LNG prices.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.
(h)Average of monthly prices obtained from NYMEX Exchange (expressed in $).
(i)Average of monthly prices obtained from Tokyo Commodity Exchange (expressed in $).

The following table sets forth outstanding derivative contracts as of November 4, 2024, and the weighted average prices for those contracts:

	2024	2025
	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	50,000	—	—	—	—
Weighted average price per Bbl:
Ceiling	$95.95	$—	$—	$—	$—
Floor	$65.00	$—	$—	$—	$—
Sold put	$50.00	$—	$—	$—	$—
Natural Gas
Henry Hub Two-Way Collars
Volume (MMBtu/day)	—	150,000	150,000	150,000	150,000
Weighted average price per MMBtu
Ceiling	$—	$5.85	$5.85	$5.85	$5.85
Floor	$—	$2.50	$2.50	$2.50	$2.50